Exhibit 1

Carl C. Icahn Issues Open Letter to
Shareholders of Illumina, Inc.

Sunny Isles Beach, Florida, April 28, 2023 — Today, Carl C. Icahn released the following open letter to the shareholders of Illumina, Inc. (NASDAQ: ILMN).

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Investor Contacts:

HKL & Co., LLC
Peter Harkins / Jordan Kovler
(212) 468-5390 / (212) 468-5384
pharkins@hklco.com / jkovler@hklco.com

CARL C. ICAHN

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

April 28, 2023

Dear Fellow Illumina Shareholders:

President Abraham Lincoln famously said, “You can fool some of the people all of the time, and all of the people some of the time, but you cannot fool all of the people all of the time.” Based on his recent press tour, which saw him attempting – desperately, hilariously and, most of all, unsuccessfully – to spin the company’s recently released, and decidedly mediocre, quarterly results, Illumina CEO Francis deSouza seems to believe that he can fool all of the people all of the time. But the market steadfastly refuses to be fooled for long by charlatans. The more Mr. deSouza spoke, the lower Illumina’s shares traded, clearly signaling dissatisfaction with the earnings report and dissatisfaction with Mr. deSouza’s transparent attempt to put lipstick on a pig.

To combat lower revenues and dwindling margins, Illumina announced a series of vague cost cutting plans, with the promise of attaining “Core Illumina” adjusted operating margins of 25% in 2024 and 27% in 2025 – as if achieving those less than modest goals would be a success! Describing this underwhelming “plan,” Mr. deSouza stated: “We’re looking at increasing our operating margins. Historically, we’ve operated in the range of 25-30% in terms of our operating margins. And this year we’re at 22%…and so what we’re committing to is bringing us back to 25% operating margins next year and then 27% the year after.” Listening to Mr. deSouza talk about the very disappointing quarterly results and his extraordinarily unambitious plan to limp back to extremely middling margin targets (which will take years to realize, if they are achieved at all), those not skilled in deciphering doublespeak might actually get the impression that Illumina was doing well! “We’re really excited about the way the year is starting,” gushed Mr. deSouza, adding: “On the one hand, we’re seeing very strong demand…and on the other hand, we’ve seen our manufacturing ramp really nicely…so really our operations have done really well.”

Further, Mr. deSouza then proceeded to tout the merits of the objectively disastrous GRAIL acquisition – which has shaved billions off of Illumina’s market value, subjected the company to up to $458 million in potential fines, obligated the company to fund GRAIL’s operating losses (including ~$800 million in 2023 alone) without realizing any synergies whatsoever from the combination, and set Illumina up for a mammoth tax bill when the company is forced by regulators to divest GRAIL. Mr. deSouza actually said on national television: “The reason we think it makes sense at Illumina is that we can accelerate bringing this test to more people, more quicky, more affordably than Grail can do on their own.” However, what Mr. deSouza failed to tell the investing public is that the Federal Trade Commission, when issuing its recent opinion and order requiring Illumina to divest GRAIL, actually found that the transaction would diminish innovation in the U.S. market for life-saving cancer tests while increasing prices and decreasing choice and quality of tests, stating: “[Illumina has] failed to substantiate that this acquisition is likely to yield merger-specific acceleration efficiencies that save lives. Rather than rely on [Illumina’s] self-serving and ultimately vague and unsupported projections of acceleration, we believe the course that Congress clearly enunciated in the antitrust laws is to let competition spur innovation among [multi-cancer early detection] test providers and thereby save lives.”

CUI BONO?

Additionally, we read an interesting piece recently on Illumina, entitled “Malignant Governance,” which asks the question that has been on the mind of virtually every long term shareholder with whom we have spoken: “How much money did Illumina insiders (past and present) make from splitting-off and subsequently re-acquiring Grail?” We have no idea if the allegations are true. However, based on what we do know of the past actions and lack of transparency exhibited by Illumina CEO Francis deSouza and the incumbent directors, we would not be surprised at all if some or all of the assertions turned out to be accurate. We therefore implore the board to bring in an outside – and demonstrably independent – law firm and forensic accounting team to investigate and address these questions publicly, with enough time prior to the upcoming annual meeting to allow shareholders to take the results into account when casting their votes for directors. We believe that an unbiased investigation into these murky issues is necessary and appropriate, given the fact that the director election will in effect be a referendum on the entire GRAIL fiasco. Unfortunately, we believe that we will see pigs fly before we see such an investigation conducted by this board.

We feel strongly that our three highly qualified nominees are particularly suited because of their experience (and particularly because of their status as completely independent of CEO Francis deSouza) to help keep Illumina from sinking further into the quicksand. We look forward to meeting with you over the coming weeks. Thank you for your continued support.

Sincerely yours,

Carl C. Icahn

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VOTE FOR THE THREE HIGHLY QUALIFIED ICAHN NOMINEES!

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Additional Information and Where to Find It;

Participants in the Solicitation and Notice to Investors

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF ILLUMINA, INC. (“ILLUMINA”) FOR USE AT ITS 2023 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF ILLUMINA AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE REVISED PRELIMINARY PROXY STATEMENT FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS COMMUNICATION:

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A RECOMMENDATION, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES.

THIS COMMUNICATION CONTAINS OUR CURRENT VIEWS ON THE VALUE OF ILLUMINA SECURITIES AND CERTAIN ACTIONS THAT ILLUMINA’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. ILLUMINA’S PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS COMMUNICATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING ILLUMINA WITHOUT UPDATING THIS COMMUNICATION OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in Illumina’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.